Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of May 1, 2016 (the “Effective Date”), and is entered into by and between Motif BioSciences Inc. (the “Company”), and Pete A. Meyers (“Employee”) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”).

WHEREAS, the Company desires to employ Employee in accordance with the terms and conditions set forth below; and

WHEREAS, Employee desires to be employed by the Company in accordance with the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

1.                                      EMPLOYMENT.

a.                                      Title.  The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, as Chief Financial Officer of the Company.

b.                                      At Will Relationship.  Employee’s employment with the Company shall commence as of the Effective Date.  Employee’s employment shall be considered “at will” in nature and, accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment at any time and for any reason, with or without cause or prior notice.  Nothing in this Agreement, including but not limited to Section 3 hereof, shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of Employee’s employment with Company.

c.                                       Duties and Responsibilities.  During Employee’s employment with the Company, Employee shall at all times:  (i) comply with the terms and conditions set forth in this Agreement; (ii) perform and carry out such responsibilities, duties, and authorities as the Company may direct, designate, request of, or assign to Employee from time to time, which shall include, but not necessarily be limited to, such responsibilities, duties, and authorities that are typically performed by and assigned to employees in similar positions within similar companies; (iii) perform the duties and carry out the responsibilities assigned to him by the Company to the best of his ability, in a trustworthy, business-like, and efficient manner for the purpose of advancing the business and interests of the Company; (iv) devote sufficient time, attention, effort, and skill to his position with and the business of the Company; (v) comply with and abide by the Company’s policies, practices, and procedures (as may be amended or otherwise modified from time to time by the Company); and (vi) comply with all laws, rules, regulations, and licensing requirements of, or that may be applicable to, his employment with the Company.  In the event that any term(s) of this Agreement conflicts with a term(s) of any employee handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

In particular but without prejudice to the foregoing, during Employee’s employment with the Company, Employee shall carry on duties on behalf of the Company and any affiliate company including, (i) if so required by the Company, acting as an officer of the Company, (ii) complying with the articles of association as amended from time to time of the Company, (iii) abiding by any statutory, fiduciary, or common law duties which may apply to his position, (iv) not doing anything that could result in any legal or regulatory restriction which would cause him to be unable to perform his duties, (v) doing such things within his control as are necessary to ensure compliance by himself and the Company or any relevant affiliate with the AIM Rules and any regulatory code to the extent it is considered relevant by the Company, (vi) complying with all requirements, recommendations, or regulations as amended from time to time of the Financial Conduct Authority and all regulatory authorities relevant to the Company or any affiliate company, (vii) complying with any code of practice issued by the Company as amended from time to time relating to dealing in securities of the Company or any affiliate company, and (viii) complying with the requirements under both legislation and regulation in respect of the disclosure of inside information.

Notwithstanding anything to the contrary in this Agreement, Employee shall be permitted to serve on the board of directors of any other entity or organization to the extent that doing so does not (i) involve an entity with which the Company has a material vendor relationship or is deemed to be a competitor, (ii) interfere, or create a conflict of interest, with Employee’s duties and obligations to the Company, or (iii) otherwise violate any provision of this Agreement, subject to Employee obtaining prior written approval from the Company’s Board of Directors.

d.                                      No Conflicts.  Employee represents and warrants that he is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, his ability to perform his duties and obligations hereunder.  Employee further represents and warrants that the performance of his duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between him and any previous or concurrent employer, or any other party.  Employee further represents and warrants that he will not use any trade secret, or confidential or proprietary information, of any of his previous or concurrent employers, or that was obtained, learned, or procured during any period of employment or engagement prior to or concurrent with his employment with the Company, in connection with his employment with the Company or in the performance of his duties and obligations hereunder.

e.                                       Travel.  Employee acknowledges and agrees that substantial time may be spent, as part of his employment with the Company, in such locations as may be requested by the Chief Executive Officer of the Company, or his/her designee, from time-to-time, for which Employee may be required to travel.

2.                                      COMPENSATION AND BENEFITS.  Subject to the terms and conditions of Sections 1 and 3 of this Agreement, and Employee’s continued employment with the Company, and in consideration for the services to be provided hereunder by Employee, the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during his employment with the Company:

a.                                      Annual Salary.  The Company shall pay Employee a base salary equal to $300,000.00 per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state, and/or local law.  The Annual Salary shall be payable in monthly installments or otherwise in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time.  Employee acknowledges and understands that his position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law.  As an exempt employee, Employee is not eligible to receive overtime pay.

Notwithstanding the foregoing, the Annual Salary may be reviewed by the Company from time to time and may be subject to upward or downward adjustment, in the Company’s sole discretion, based upon a review and consideration of various factors, including but not limited to Employee’s performance and/or the Company’s overall financial performance.  Employee acknowledges and agrees that the Company’s upward or downward adjustment of the Annual Salary, at any time, for any reason, and to any extent, shall not constitute Good Reason (as that term is defined below).

b.                                      Equity.  Subject to the approval by the Board of Directors of Motif Bio Plc (the parent company of the Company), and the terms and conditions set forth in the Motif Bio Plc Share Option Plan and option agreement, Employee will receive a stock option award to purchase shares of Motif Bio Plc’s common stock.  The number of shares of Motif Bio Plc common stock to be granted to Employee will be 2,961,577 shares which represent 2.00% of the fully diluted share count of the Company as of the date of this Agreement.  The per share exercise price for the shares of common stock underlying the stock option shall be equal to the fair market value of Motif Bio Plc’s common stock on the date of grant.  The stock option award will consist of two components.  The first component is subject to time-based vesting only 2,517,340 of the stock option shall vest and become exercisable in increments over the four (4)-year period following the Effective Date as follows: (i) one-fourth (25%) of the stock option will vest and become exercisable on the one (1)-year anniversary of the Effective Date and (ii) the remaining three-fourths (75%) of the stock option will vest and become exercisable in equal installments on a monthly basis over the thirty-six (36)-month period following the one (1)-year anniversary of the Effective Date.  The second component is subject to both performance-based vesting and time-based vesting.  Up to 444,237 of the stock option shall vest in part based on the Employee meeting reasonable incentive milestones established for the Employee by the Board of Directors of Motif Bio plc for the 12 months from the date the incentive milestones are set.  The Board of Directors will use every effort to finalize the incentive milestones within 30 days of the Effective Date of the Employment Agreement.  The number of these shares that will vest will be 4 determined on a pro-rata bases depending upon the satisfaction of the incentive milestones.  The number of shares that vest under the incentive milestone criteria also will be subject to time based vesting in increments over the four (4) year period following the Effective Date as follows (i) one-fourth (25%) of the stock option will vest and become exercisable on the one (1) year anniversary of the Effective Date and (ii) the remaining three-fourths (75%) of the stock option will vest and become exercisable in equal installments on a monthly basis over the thirty-six (36)- month period following the one (1) year anniversary of the Effective Date.  The stock option is contingent upon Employee’s employment with the Company.

c.                                 Bonus Eligibility.  In addition to the Base Salary, following the end of each fiscal year of the Company or at such other times as the Company may in its sole discretion deem appropriate, Employee shall be eligible to receive a discretionary bonus payment.  The timing and amount, if any, of any such bonus shall be determined in the sole discretion of the Board of Directors of the Company.  In order to earn and receive any such bonus, Employee must be employed by the Company, without having received from or tendered to the Company notice of an anticipated termination (for any reason), at the time that such bonus is to be paid to Employee.  Payment of a bonus for any year will not give rise to an entitlement or expectation of a bonus for any other year.  Such bonus, if any, will be paid in accordance with the Company’s bonus payment practices in effect from time-to-time for similarly-situated employees of the Company, including tax withholdings.

For the bonus period for the fiscal year ending December 31, 2016, Employee shall be eligible to receive a discretionary bonus, if any, of up to 35 % of the Annual Salary in effect as of December 31, 2016 prorated for the number of days from the Effective Date of the Employment Agreement to December 31, 2016.

d.                                Benefit Plans.  Employee shall be provided with medical insurance by the Company, pursuant to any such plan(s) made generally available to similarly-situated employees of the Company, and shall be entitled to participate in any and all group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans which are made generally available to similarly-situated employees of the Company.  Notwithstanding the foregoing, the Company reserves the right, in its sole discretion, to at any time amend, modify, or terminate any such plans referenced in the prior sentence, subject to the terms and conditions of such plans and applicable federal, state, or local law.

e.                                 Vacation and Sick Leave.  Employee shall be entitled to twenty (20) combined days of vacation and sick leave per calendar year, in accordance with the Company’s respective vacation and sick leave policies, as in effect from time to time, plus such holidays as may be designated by the Company in accordance with its holiday policy as in in effect from time to time.

f.                                  Expenses.  Employee shall be entitled to reimbursement for all reasonable expenses that he incurs in connection with the performance of his duties and obligations hereunder, including but not necessarily limited to those expenses incurred in connection with Section 1(e) of this Agreement.  Upon presentment by Employee of appropriate and sufficient documentation, as determined in the Company’s sole direction, the Company shall reimburse Employee for all such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

3.                                      EFFECT OF TERMINATION.

a.                                Definitions.  For purposes of this Agreement:

i.                                          the term “Cause” shall mean:  (a) any act or omission of Employee that, in connection with his employment with the Company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, or material misconduct, or that amounts to or constitutes fraud, embezzlement, or misappropriation; (b) Employee’s breach of any term(s) of this Agreement; (c) Employee’s violation of any policy(ies) established, adopted, or maintained by the Company; (d) any act or omission of Employee that, in the Company’s sole discretion, is demonstrably and materially injurious to the Company; (e) any act or omission of Employee that causes the Company to suffer or endure public disgrace, disrepute, or economic harm; or (f) Employee’s misappropriation of corporate assets or corporate opportunities; and

ii.                                       the term “Good Reason” shall mean the occurrence of either of the following events without the consent of Employee:  (a) a material breach of this Agreement by the Company; or (b) a material reduction in Employee’s responsibility, authority, or duties relative to Employee’s responsibility, authority or duties in effect immediately prior to such reduction, except for any change in title or reporting relationship (such title or reporting change shall not constitute Good Reason); or (c) the Company’s permanent relocation of Employee’s principal place of employment to a location that is more than fifty (50) miles from New York, New York (for purposes of this Section 3(a)(ii)(c), however, “Good Reason” shall not include or arise from ordinary travel, for any length of time, as may be required or requested of Employee by the Company, from time to time, during the course of Employee’s employment hereunder, in accordance with Section 1(e) of this Agreement or otherwise); provided, however, that “Good Reason” shall not be deemed to exist for purposes of this Agreement unless Employee has first provided written notice of such reason to the Company no later than thirty (30) days after the event or occurrence constituting Good Reason first arises, with such notice affording the Company thirty (30) days, from the date of the Company’s receipt of such notice, to cure the deficiency, and further provided that the Company has failed to cure such deficiency within the time frame prescribed in such written notice.

b.                                Termination by the Company without Cause within Two Years of the Effective Date.  If Employee’s employment with the Company is terminated by the Company without Cause prior to or upon the second anniversary of the Effective Date, Employee shall receive upon such termination only:

i.                                          any vacation accrued but unused as of the date of Employee’s termination, subject to the Company’s policies regarding vacation pay (the “Vacation Pay”);

ii.                                       any Annual Salary and Bonus earned but unpaid as of the date of Employee’s termination (together with the Vacation Pay, the “Statutory Amounts”); and

iii.                                    subject to Employee meeting the terms and conditions of Section 3(g) below, an amount equal to three (3) months of the then-current Annual Salary, as of the date of Employee’s termination, which shall be paid in three (3) substantially equal monthly installments commencing with the first regular payroll of the Company following the effective date of the Release (as that term is defined below), and if at all, in any event no later than seventy (70) days after the date of Employee’s termination.

c.                                 Termination by the Company without Cause Following the Second Anniversary of the Effective Date.  If Employee’s employment with the Company is terminated by the Company without Cause following the second anniversary of the Effective Date, Employee shall receive upon such termination only:

i.                                          the Statutory Amounts; and

ii.                                       subject to Employee meeting the terms and conditions of Section 3(g) below, an amount equal to three (3) months of the then-current Annual Salary, as of the date of Employee’s termination, plus one (1) additional month of the then-current Annual Salary for each full year of Employee’s employment with the Company, up to a maximum of nine (9) additional months above the three-month initial entitlement, which shall be paid in twelve (12) substantially equal monthly installments commencing with the first regular payroll of the Company following the effective date of the Release (as that term is defined below), and if at all, in any event no later than seventy (70) days after the date of Employee’s termination.

d.                                Termination by Employee with Good Reason within Two Years of the Effective Date.  If Employee’s employment with the Company is terminated by Employee with Good Reason prior to or upon the second anniversary of the Effective Date, subject to the notice and cure period provided in Section 3(a)(ii), Employee shall receive upon such termination only:

i.                                          the Statutory Amounts; and

ii.                                       subject to Employee meeting the terms and conditions of Section 3(g) below, an amount equal to three (3) months of the then-current Annual

Salary, as of the date of Employee’s termination, which shall be paid, in the Company’s sole discretion, either in a lump sum or in three (3) substantially equal monthly installments commencing with the first regular payroll of the Company following the effective date of the Release (as that term is defined below), and if at all, in any event no later than seventy (70) days after the date of Employee’s termination.

e.                                 Termination by Employee with Good Reason Following the Second Anniversary of the Effective Date.  If Employee’s employment with the Company is terminated by Employee with Good Reason following the second anniversary of the Effective Date, subject to the notice and cure period provided in Section 3(a)(ii), Employee shall receive upon such termination only:

i.                                          the Statutory Amounts; and

ii.                                       subject to Employee meeting the terms and conditions of Section 3(g) below, an amount equal to three (3) months of the then-current Annual Salary, as of the date of Employee’s termination, plus one (1) additional month of the then-current Annual Salary for each full year of Employee’s employment with the Company, up to a maximum of nine (9) additional months above the three-month initial entitlement, which shall be paid, in the Company’s sole discretion, either in a lump sum or in twelve (12) substantially equal monthly installments commencing with the first regular payroll of the Company following the effective date of the Release (as that term is defined below), and if at all, in any event no later than seventy (70) days after the date of Employee’s termination.

f.                                        Termination with Cause and All Other Terminations.  Subject to Section 2(b) above, if Employee’s employment with the Company is terminated for any reason other than as specified in Sections 3(b)-(e) at any time during Employee’s employment with the Company, Employee shall receive upon such termination only the Statutory Amounts.

g.                                       Release of Claims against the Company.  Notwithstanding the foregoing, no payment shall be made or benefit provided to Employee pursuant to this Section 3 of the Agreement, other than the Statutory Amounts, unless Employee signs and, if applicable, does not revoke a general release of all claims against the Company, and any related, affiliated, or associated persons and/or entities as the Company may designate or determine in its sole discretion, in such form as the Company may reasonably require (the “Release”).  The Release must be signed by Employee and returned to the Company within the period designated by the Company, which shall not extend later than fifty (50) days after the date of Employee’s termination.  Any payment to be made or benefit provided pursuant to this Section 3 of the Agreement shall be tendered in accordance with the schedule to be set forth in the Release.

4.                                      RESTRICTIVE COVENANTS.  The Parties agree that the Company is engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company.  Therefore, in order for the Company to protect its legitimate business interests, Employee covenants and agrees as follows:

a.                                      Except as set forth in Section 1(c) of this Agreement, Employee shall not, at any time during his employment with the Company, either directly or indirectly, accept employment with or render services to, whether as an employee, independent contractor, consultant, or otherwise, any person or entity other than the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld by the Company but may nevertheless be determined in the sole discretion of the Company;

b.                                      Employee shall not, for a period of six (6) months after his employment with the Company ceases, anywhere in the States of New York or New Jersey, either directly or indirectly:  (i) accept employment with or render services to any person or entity that is a business competitor of the Company, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Employee held with or in which Employee served the Company; or (ii) invest in any person or entity that is a business competitor of the Company, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company, except that Employee may own up to one percent (1%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended;

c.                                       Employee shall not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, for any reason, on his own behalf or on behalf of any other person or entity:  (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company, or any person or entity whose business the Company was soliciting or attempting to solicit at the time of Employee’s termination, (a) with whom Employee had contact, or for whom Employee performed services, to any extent, during his employment with the Company, and (b) with whom Employee did not have a business relationship prior to his employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and any such client, customer, supplier, vendor, licensee, licensor, person, or entity; and

d.                                      Employee shall not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, either directly or indirectly, on his own behalf or on behalf of any other person or entity:  (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company to alter or terminate his, her, or its employment, relationship, or affiliation with the Company; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

Employee represents, warrants, agrees, and understands that:  (i) the covenants and agreements set forth in this Section 4 of the Agreement are reasonable in their geographic scope, temporal duration, and content; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee hereunder, are in consideration for such covenants and Employee’s continued compliance therewith; (iii) Employee shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 4 of the Agreement are essential for the Company’s reasonable protection, are designed to protect the Company’s legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into this Agreement, the Company has relied upon Employee’s representation that he will comply in full with the covenants and agreements set forth in this Section 4 of the Agreement.

5.                                      CONFIDENTIALITY.

a.                                      Confidential Information.  Employee acknowledges that during his employment with the Company, and by the nature of Employee’s duties and obligations hereunder, Employee will come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to:  trade secrets, know-how, Inventions (as that term is defined below), business plans, finances, pricing, sales and marketing information, products, research, algorithms, market intelligence, services, technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial, and other business information that has commercial value, whether relating to the Company, its business, potential business, operations, or finances, or the business of any of the Company’s affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that Employee may develop or of which Employee may acquire knowledge during his employment with the Company, or from his colleagues while working for the Company, whether prior to, during, or subsequent to his execution of this Agreement, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”).  Confidential Information does not include:   (i) Employee’s general skills and experience; (ii) information that was lawfully in Employee’s possession prior to his employment with the Company (other than through breach by a third party of any confidentiality obligation to the

Company); (iii) information that is or becomes publicly available without any direct or indirect act or omission on Employee’s part; (iv) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that Employee shall first have given reasonable notice to the Company prior to making such disclosure; or (v) information that is generally known within the industries or trades in which the Company transacts business.

Employee acknowledges and agrees that each and every part of the Company’s Confidential Information:  (a) has been developed by the Company at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and, as such, is a valuable, special, and unique asset of the Company; and (d) constitutes a protectable business interest of the Company.  Employee further acknowledges and agrees that any unauthorized use or disclosure of any Confidential Information by Employee will cause irreparable harm and loss to the Company.  Employee acknowledges and agrees that the Company owns the Confidential Information.  Employee agrees not to dispute, contest, or deny any such ownership rights either during or after Employee’s employment with the Company.

In recognition of the foregoing, Employee covenants and agrees as follows:

i.                                          Employee will use Confidential Information only in the performance of his duties and obligations hereunder for the Company.  Employee will not use Confidential Information, directly or indirectly, at any time during or after his employment with the Company, for his personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company.  Further, Employee will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent;

ii.                                       Employee will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent;

iii.                                    Employee shall not at any time remove, copy, download, or transmit any information from the Company during the term of this Agreement, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies; and

iv.                                   Promptly upon Employee’s termination, and in any event no later than five (5) business days after Employee’s employment with the Company ceases, Employee shall return to the Company any and all Confidential Information in his possession, custody, or control, including but not limited to all memoranda, notes, records, plans, reports, forecast, marketing information, financial records and information, employee or contractor records and files, client lists, training materials, trade secrets, and all other documents (and all copies thereof), whether in electronic or hard copy form, which Employee obtained while employed by the Company or otherwise serving or acting on behalf of the Company, or which Employee may then possess or have under Employee’s control.

b.                                      Duration of Covenant.  Employee acknowledges and agrees that his obligations under this Section 5 of the Agreement shall remain in effect forever.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s (or his attorney’s) right, without prior authorization from or notification to the Company:  (i) to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act; (ii) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; or (iii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iv) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances

c.                                       Retention of All Other Rights.  Employee’s obligations under this Section 5 of the Agreement are in addition to, and not in place or lieu of, any other statutory or common law obligations that Employee may have with regard to the maintenance, preservation, protection, use, and/or disclosure of Confidential Information, and the Company specifically reserves all rights it may have against Employee should Employee violate any such statutory or common law obligations.

6.                                      INJUNCTIVE RELIEF.  Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the covenants and agreements set forth in Sections 4 and 5 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, and notwithstanding any other provision of this Agreement, Employee agrees that if Employee breaches, or the Company reasonably believes that Employee is likely to breach, Sections 4 or 5 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach.  Any award or relief to the Company may, in the discretion of the court, include the Company’s costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses).

Nothing contained in this Section 6 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s right to any other relief related to any dispute arising out of this Agreement or related to Employee’s employment with the Company.

7.                                      WORKS FOR HIRE.  As it is used in this Section 7 of the Agreement, the term “Inventions” means all discoveries, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes and formulae, works of authorship, ideas, inventions, and contributions of any kind, whether or not they are patentable or registrable under federal or state copyright laws or similar statutes or protectable under common-law principles, and regardless of their form or state of development, that are made or conceived by Employee, alone or with others, or while Employee was serving as a consultant to the Company.  Notwithstanding anything else in this Agreement, this Section 7 shall not apply to an Invention for which no software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secret information of the Company was used, and which was developed entirely on Employee’s own time, unless the Invention:  (i) relates to the Company’s business or potential business; or (ii) results from tasks assigned to Employee by the Company or from work performed by Employee for the Company.

All Inventions are exclusively the property of the Company.  Employee will promptly disclose in writing, in full detail to persons authorized by the Company, all Inventions which Employee makes during his employment with the Company and for a period of one (1) year immediately following the end of Employee’s employment with the Company, which relate either to Employee’s work assignment at the Company, or to the Company’s trade secrets or confidential or proprietary information, for the purpose of determining the Company’s rights in each such Invention.  Employee will not file any patent application relating to any such Invention without the prior written consent of the Company’s Chief Executive Officer or his/her designee.  If Employee does not prove that Employee made the Invention entirely after leaving the Company’s employment, the Invention is presumed to have been made during the period of time Employee was employed by the Company.

All Inventions will belong solely to the Company from conception.  The Company shall be the sole owner of all issued patents, pending patent applications, copyrights, domain names, trade secrets, trademarks, service marks, and all other intellectual property or other rights (collectively, the “Proprietary Rights”) in connection with all Inventions in the United States and/or in any other country.  Employee further acknowledges and agrees that such Inventions and other works of authorship are “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), prepared by Employee within the scope of his employment with the Company, for purposes of the Company’s rights under copyright laws.  To the extent that title to any Invention or any materials comprising or including any Invention, including all Proprietary Rights embodied therein, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” Employee hereby irrevocably assigns to the Company all of his rights, title and interest to that Invention, including all Proprietary Rights embodied therein, free of all encumbrances and restrictions.  At any time during or after Employee’s employment with the Company that the Company requests, Employee will take any action, including signing whatever written documents of assignment the Company deems reasonably necessary, to formally evidence Employee’s irrevocable assignment to the Company of any

Invention and all related Proprietary Rights, and, upon the Company’s request, he shall deliver to the Company any documents which the Company deems necessary to effect the transfer or prosecution of rights for all Inventions and Proprietary Rights in the United States and/or in any other country.  At all times during and after Employee’s employment with the Company, Employee will assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.  In the event that the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, domain name, trademark, or other right or protection relating to an Invention, for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such application or applications, and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, domain names, trademarks, or similar protections thereon with the same legal force and effect as if executed by Employee.  Employee hereby waives all rights of publicity, moral rights or droit morale, and agrees not to enforce or permit others to enforce such rights against the Company or its successors in interest.

On Schedule A, which is an integral part of this Agreement, Employee has completely identified (without disclosing any trade secret, proprietary or other confidential information) every Invention he made before his employment with the Company in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee signs this Agreement.  If Employee becomes aware of any projected or actual use of any such Invention by the Company, Employee will promptly notify the Company in writing of said use.  Except as to the Inventions listed on Schedule A or those which are the subject matter of an issued patent or a printed publication at the time Employee signs this Agreement, Employee will not assert any rights against the Company with respect to any Invention made before his employment with the Company.

8.                                      NOTICES.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally or by hand (with written confirmation of receipt); (ii) if sent by a nationally-recognized overnight courier, on the date received by the addressee (with written confirmation of receipt); or (iii) on the date sent by electronic mail or facsimile (with confirmation of transmission), to the recipient(s) and address(es) specified below (or to such other recipient and/or address as either Party may, from time to time, designate in writing in accordance with the terms and conditions of this Agreement):

If to Employee:

Pete A. Meyers

121 Ridgeway Street

Mount Vernon, NY 10552

Pete.Meyers13@gmail.com

If to the Company:

Robert Bertoldi

125 Park Avenue 25th Floor

New York, NY 10017

rbertoldi@amphionplc.com

9.                                      LEGAL REPRESENTATION.  Employee acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement — and the Company hereby advises Employee to do so — and that Employee has fully exercised that opportunity to the extent he desired.  Employee acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement.  Employee warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

10.                               ENTIRE AGREEMENT; AMENDMENT.  This Agreement, together with all exhibits and schedules annexed hereto and any agreements and/or awards that have been or shall be made pursuant to Section 2(b) of this Agreement, constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes and cancels all prior agreements and understandings, whether oral or written, with respect to the same.  In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein or in any agreements and/or awards that have been or shall be made pursuant to Section 2(b) of this Agreement.  No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company.  Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of this Section 10 of the Agreement.

11.                               GOVERNING LAW.  This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of New York.

12.                               ASSIGNMENT.  This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon his heirs, administrators, representatives, executors, and successors.  This Agreement shall be freely assignable by the Company without restriction and shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization.  This Agreement shall inure to the benefit of the Company and its successors and assigns.

13.                               SEVERABILITY.  If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the Parties’ intent.  Without limiting the generality of the foregoing, the Parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the Parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

14.                               SURVIVAL.  Upon the termination or expiration of this Agreement, Sections 2(b), 4 through 8, and 10 through 17, shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.

15.                               WAIVER.  The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the Party with respect to such future performance shall continue with full force and effect.  No waiver of any such right will have effect unless given in a writing signed by the Party against whom the waiver is to be enforced.

16.                               COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”).

a.                                      Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Sections 3(b)(iii), 3(c)(ii), 3(d)(ii), or 3(e)(ii) of this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals), as applicable.  For this purpose, each payment (including each monthly installment) shall be considered a separate and distinct payment, and each payment made in reliance on Treas. Reg. Section 1.409A-1(b)(9) shall only be payable if the Employee’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h).

b.                                      Notwithstanding anything contained in this Agreement to the contrary, no amount payable on account of Employee’s termination of employment which constitutes a “deferral of compensation” (“Section 409A Deferred Compensation”) within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service”, and if the 70-day payment period set forth under Sections 3(b)(iii), 3(c)(ii), 3(d)(ii), or 3(e)(ii) of this Agreement commences in one taxable year and ends in another, then payment under such section shall not be made until the second taxable year.  For purposes of this Agreement, “separation from service” shall have the meaning of such term as defined by the Section 409A Regulations, and each payment shall be considered a separate and distinct payment.  Furthermore, if Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes Section 409A Deferred Compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is first business day of the seventh (7th) month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

c.                                       To the extent that all or any portion of the Company’s payment of benefits or reimbursements or in-kind benefits provided to Employee (the “Company-

Provided Benefits”) would constitute Section 409A Deferred Compensation, then, for the duration of the applicable period during which the Company is required to provide such benefits: (a) the amount of Company-Provided Benefits furnished in any taxable year of Employee shall not affect the amount of Company-Provided Benefits furnished in any other taxable year of Employee; (b) any right of Employee to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit; and (c) any reimbursement for Company-Provided Benefits to which Employee is entitled shall be paid no later than the last day of Employee’s taxable year following the taxable year in which Employee’s expense for such Company-Provided Benefits was incurred.

d.                                      The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A and the Section 409A Regulations.  However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes incurred by Employee on compensation paid or provided to Employee pursuant to this Agreement.

17.                               TAXES.  The Parties acknowledge and agree that the Company may withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes and withholdings as may be required to be withheld pursuant to any applicable law, rule, or regulation.

18.                               SECTION HEADINGS.  The section headings used in this Agreement are included solely for convenience, and shall not affect, or be used in connection with, the interpretation of this Agreement.

19.                               COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:	MOTIF BIOSCIENCES INC.

/s/ Pete A. Meyers	By:	/s/ Robert J. Bertoldi
Pete A. Meyers		Robert J. Bertoldi
Cheif Financial Officer

SCHEDULE A

INVENTIONS EMPLOYEE MADE PRIOR TO THE COMMENCEMENT OF HIS EMPLOYMENT WITH THE COMPANY, IN WHICH HE HAS AN OWNERSHIP INTEREST, WHICH ARE NOT THE SUBJECT MATTER OF ISSUED PATENTS OR PRINTED PUBLICATIONS:

(If there are none, please enter the word “NONE”)

NOTE:  Please describe each such Invention without disclosing trade secrets, proprietary or confidential information.

[Attach additional sheets if more space is needed.]